Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

August 11, 2025

Forward Industries, Inc.

700 Veterans Memorial Highway

Suite 100

Hauppauge, NY 11788

Attention: Mr. Michael Pruitt, Interim CEO

Dear Mr. Pruitt:

We have acted as securities counsel for Forward Industries, Inc. (the “Company”) in connection with the issuance of 263,243 shares of common stock (the “Shares”) of the Company. The Shares are included in a Registration Statement on Form S-3 (File No. 333-287907) (“Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Act”) and declared effective by the SEC on June 20, 2025, Base Prospectus dated June 20, 2025 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and a prospectus supplement dated August 11, 2025 (the “Prospectus Supplement”) filed with the SEC pursuant to Rule 424(b)(5) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to a Subscription Agreement between the Company and the purchasers (the “Agreements”). The form of Agreement was filed as an exhibit to a Current Report on Form 8-K and incorporated by reference in the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the SEC.

In connection with the opinion expressed herein, we have examined the Company’s Certificate of Incorporation and Bylaws (each as amended to date), minutes and unanimous consents of the board of directors, Agreements, and other relevant corporate documents, and we have relied upon information supplied by the Company and its stock transfer agent.

In our examination of such documents, we have assumed: (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents submitted to us as copies, (iv) the authenticity of the originals of such documents, and (v) the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Prospectus and the Agreements, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the New York Business Corporation Law and applicable federal securities laws of the United States, each as currently in effect, and we express no opinion as to the applicability or effect of any other laws of the State of New York or the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2025, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described herein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.